Exhibit 16

March 29, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Warwick Valley Telephone Company, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 9 of Form 10-K, as part of Warwick Valley Telephone Company Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006. We agree with the statements concerning our Firm in such Form 10-K. We have no basis on which to comment (i) as to the current status of the nine material weaknesses in controls disclosed in the Form 10-K/A of the Company for the year ended December 31, 2004 or (ii) as to any remedial actions taken in connection therewith.

Very truly yours,

/s/  PricewaterhouseCoopers LLP

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